PROSPECTUS SUPPLEMENT

(to the Prospectus Dated December 15, 2016)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-214439

Ordinary Shares Represented by American Depositary Shares

We are offering 1,500,000 American Depositary Shares (“ADSs”) representing 60,000,000 of our ordinary shares, par value NIS 0.0000001 per share, at a price of  $6.00 per ADS, pursuant to this prospectus supplement. Each ADS represents forty (40) Ordinary Shares. See “Description of American Depositary Shares” and “Description of Share Capital” in the accompanying prospectus for more information.

Our ADSs and ADS warrants are currently traded on the NASDAQ Capital Market under the symbols “BVXV” and “BVXVW”, respectively. The last reported sale prices of our ADSs and ADS Warrants on the NASDAQ Capital Market on September 12, 2017, were $6.67 and $1.80, respectively. Our ordinary shares currently trade on the Tel Aviv Stock Exchange (the “TASE”) under the symbol “BVXV.” On September 13, 2017, the last reported sale price of our ordinary shares on the TASE was NIS 0.685, or $0.19 per share (based on the exchange rate reported by the Bank of Israel on such date).

As of September 13, 2017, the aggregate market value of our outstanding ordinary shares held by non-affiliates, or public float, was approximately $40.22 million based on 154,400,187 outstanding ordinary shares, or 3,860,004 ADSs, at a price of $10.42 per ADSs, which was the last reported sale price of our ADSs on The NASDAQ Capital Market on July 24, 2017, a date that is within 60 days of filing this Prospectus Supplement. As of the date hereof, we have sold 366,666 ADSs at a total of $3,314,103.17 pursuant to General Instruction I.B.5 of Form F-3 during the prior 12 calendar month period that ends on and includes the date hereof. Pursuant to General Instruction I.B.5 of Form F-3, in no event will we sell securities registered on this registration statement of which this prospectus supplement forms a part in a public primary offering with a value exceeding more than one-third of our public float in any 12-month period so long as our public float remains below $75.0 million.

Investing in our securities involves certain significant risks. See “Risk Factors” beginning on page S-6 of this prospectus. You should carefully consider these risk factors, as well as the information contained in this prospectus, before you invest.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any other state or foreign regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Public offering price	$6.00	$9,000,000
Underwriting Discount and Commissions(1)	$0.33	$385,000
Proceeds, before expenses, to us	$5.67	$8,615,000

____________

(1)      See “Underwriting” for a description of the compensation payable to the underwriters, including certain expenses of the underwriters we have agreed to reimburse. The underwriters will not receive an underwriting discount for ADSs sold to Marius Nacht or his affiliated entities (“Nacht”). This row assumes 333,333 ADSs are sold to Nacht in the base offering. The $0.33 underwriting discounts and commissions per ADS and the $5.67 proceeds per ADS do not reflect the sale of ADSs to Nacht.

We have granted the underwriters an option for a period of 45 days to purchase up to 166,667 additional ADSs representing 6,666,680 ordinary shares. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $385,000 and the total proceeds to us, before expenses, will be $9,615,000, assuming 500,000 ADSs are sold to Nacht.

We expect to deliver the securities being offered pursuant to this prospectus supplement on or about September 18, 2017.

Joseph Gunnar & Co.

The date of this prospectus supplement is September 13, 2017.

TABLE OF CONTENTS

pROSPECTUS SUPPLEMENT

ABOUT THIS PROSPECTUS SUMMARY	S-1
SUMMARY	S-2
THE OFFERING	S-4
FORWARD-LOOKING STATEMENTS	S-5
RISK FACTORS	S-6
USE OF PROCEEDS	S-7
CAPITALIZATION	S-8
DILUTION	S-9
PRICE RANGE OF OUR ADSs AND ADS WARRANTS	S-10
PRICE RANGE OF OUR ORDINARY SHARES	S-12
UNDERWRITING	S-13
EXPERTS	S-20
LEGAL MATTERS	S-20
INCORPORATION BY REFERENCE	S-20
WHERE YOU CAN FIND MORE INFORMATION	S-20
ENFORCEMENT OF FOREIGN JUDGMENTS	S-21

PROSPECTUS

About this prospectus	1
Where You Can Find More Information	2
Forward-Looking Statements	3
The company	4
Documents incorporated by reference	6
Risk Factors	7
Use of Proceeds	8
Exchange Rate Information	8
Price Range of our ADSs	9
Price Range of our Ordinary Shares	10
Description of Share Capital	11
Description of American Depositary Shares	17
Description of Warrants	24
Description of Units	27
Taxation	28
Plan of Distribution	28
Experts	32
Legal Matters	32
Enforceability of Civil Liabilities	32

_______________

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the prospectus dated December 15, 2016, that is also a part of this document. This prospectus supplement is a part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process, or the base prospectus. Under the shelf registration process, from time to time, we may sell any of the securities described in the base prospectus in one or more offerings, subject to General Instruction I.B.5. of Form F-3, according to which in no event will we sell securities with a value exceeding more than one-third of our “public float” (the market value of our ordinary shares and any other equity securities that we may issue in the future that are held by non-affiliates) in any 12-calendar month period so long as our public float remains below $75.0 million.

In this prospectus supplement, we provide you with specific information about this offering. This prospectus supplement, the base prospectus and the documents incorporated by reference herein and therein include important information about us, the ADSs, and other information you should know before investing in the ADSs. This prospectus supplement also adds, updates and changes information contained in the base prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the base prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, the statements made in the base prospectus, or such an earlier filing, as applicable, are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the base prospectus as well as the additional information described in this prospectus supplement under the headings “Incorporation by Reference” and “Where You Can Find More Information” on page S-20 before investing in the ADSs.

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references to “BiondVax”, “we”, “us”, “our”, the “Company” and similar designations refer to BiondVax Pharmaceuticals Ltd.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

_______________

SUMMARY

This summary highlights selected information presented in greater detail elsewhere in this prospectus supplement and the accompanying prospectus that we consider important. This summary does not include all of the information you should consider before investing in our securities. You should read this summary together with the entire prospectus supplement and the accompanying prospectus, including the risks related to our business, our industry, investing in our ordinary shares and our location in Israel, that we describe under “Risk Factors” and our consolidated financial statements and the related notes, which are incorporated by reference herein.

Our Business

We are a clinical stage biopharmaceutical company focused on developing and, ultimately, commercializing immunomodulation therapies for infectious diseases. Our current product candidate, M-001, is a synthetic peptide-based protein targeting both seasonal and pandemic strains of the influenza virus. Unlike existing influenza vaccines, which offer only strain specific seasonal protection or pandemic prevention, M-001 is designed to provide long-lasting protection against multiple existing and future influenza strains. As a result, we believe that M-001 has the potential to become an attractive alternative to existing influenza vaccines.

To date, we have completed two Phase 1/2 clinical trials and three Phase 2 clinical trials conducted in Israel pursuant to clinical trial protocols approved by the Israeli Ministry of Health and a Phase 2 clinical trial in Europe. Because our product candidate is a vaccine, we conducted our Phase 1/2 clinical trials on healthy participants to test both safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. Results from all our Phase 1/2 and Phase 2 clinical trials indicated that M-001 was well tolerated and safe across all treatment groups within the trial population and that M-001 was effective in causing an immune reaction in clinical trial participants administered with M-001. Although we have not yet submitted a Phase 3 Investigational New Drug Application, or IND, to the U.S. Food and Drug Administration, or FDA, we believe that the results of the Phase 2 clinical trials conducted by us so far, or to be conducted in the future, will further expand our data to provide greater support for any Phase 3 clinical trial of M-001 we may conduct in the future.

We intend, following the receipt of all requisite regulatory approvals, to conduct Phase 3 clinical trials in the U.S., either with one or more future collaborators, or, subject to available funds, on our own, in support of FDA approval to market M-001 in the U.S. While all of our preclinical and clinical trials to date have been conducted outside the United States, considering the FDA’s review and comments to this IND application, we believe that the FDA will consider the results of our completed preclinical and clinical trials in reviewing any future IND application. We expect to conduct an end of Phase 2 meeting with the FDA during 2018.

We do not currently have sufficient financial resources to conduct Phase 3 clinical trials of M-001 on our own. Subject to the approval of an IND application for Phase 3 clinical trials, we intend to seek to establish collaborations with large multinational pharmaceutical companies and/or national health authorities to finance Phase 3 clinical trials of M-001. However, to the extent that we have sufficient capital to do so (whether through sales of debt or equity securities or otherwise), we may seek to conduct Phase 3 clinical trials of M-001 for some or all of our indications without such collaborations.

In October 2015 we entered into a Development and Manufacturing Agreement for the production of clinical batches of M-001, with a CMO based in the USA, for the purpose of upscaling the small-scale cGMP manufacturing process of M-001 for Phase 3. On March 28, 2017, we received an approval from the Investment Center of the Ministry of Economy and Industry of the State of Israel for a grant of approximately NIS 4 million, representing 20% of NIS 20 million budgets to be utilized towards the construction for the production of Phase 3 and commercial batches of M-001. This grant is subject to certain terms and conditions, including those outlined under the Encouragement of Capital Investment Law 1959, and the following: (a) at least 24% of the investments in the planned manufacturing facility’s fixed assets will be financed by additional share capital of the Company; (b) the Company will maintain its intellectual property and manufacturing facility in Israel for a period of at least 10 years following receipt of the grant.

On June 19, 2017, we entered into a Finance Contract with the European Investment Bank, or EIB, for the financing of up to Euro 20 million and up to 50% of the Company’s expected cost of developing and marketing the Company’s product candidate, M-001, used as a primer in combination with existing seasonal or pandemic vaccines, providing multi-season and multi-strain protection against all human influenza virus strains. The Finance Contract is subject to the Horizon 2020 framework Programme of the European Union for Research and Technological Development (2014-2020) (Horizon 2020 Framework EU Programme), which is designed to provide financing in the interest of the European Bank. The funding will be provided as no interest long-term loan, with variable remuneration based on royalties of net sales of our universal flu vaccine. The Finance Contract shall be subject to a security agreement, whereby the Company, prior to utilizing the first tranche of the loan, shall create a first ranking floating charge over all assets of the Company in favor of EIB, which will exclude assets and/or intellectual property rights subject to the license agreement between the Company and YEDA Research and Development Company Limited, or Yeda. As of the date of this prospectus supplement, we did not yet finalize and execute a security agreement but we anticipate we will do so prior to utilizing the first tranche of the EIB loan.

We plan to build a mid-sized factory in Jerusalem, with potential capacity to annually produce up to tens of millions of doses of M-001. For this purpose, on July 18, 2017, we entered into an agreement to lease approximately 1,800 square meters in the Jerusalem BioPark, located in the Ein Kerem Hadassah campus, next to Hadassah University Hospitals and Hebrew University’s Medical School. We have commenced planning and design work of this facility, and we expect construction to begin prior to our first monthly lease payment on October 2018. We expect to finance the cost of construction, estimated to be approximately $10 million, with funds received from the Investment Center funds, the EIB Finance Contract and with our own financial resources.

On August 14, 2017, we announced that the Israel Innovation Authority (IIA), formerly known as the Office of the Chief Scientist, agreed to fund up to 40% of a NIS 2.7 million (approximately US$ 750,000) budget towards ongoing development of M-001. Since 2006 the IIA has granted us over US$ 6 million in funding.

On August 31, 2017, we announced that our board of Directors decided to (1) consolidate trading of the Company’s securities on the NASDAQ Capital Market and delist from the TASE; and (2) identify a new Chairman of the Board with relevant global experience to guide the Company through the anticipated upcoming international Phase 3 trials and global commercialization. The delisting process of BiondVax’s ordinary shares from trading on the TASE will take place by the end of 2017, and an announcement regarding the delisting procedure and timeline will follow. During the interim period, BiondVax’s ordinary shares will continue to be traded on the TASE. All shareholders will retain their pro-rated holdings, as trading will migrate to the NASDAQ Capital Market.

Our Corporate Information

Our principal executive offices are located at 14 Einstein Street, Nes Ziona, Israel, 74036, and our telephone number is (+972) (8) 930-2529. Our agent for service of process in the United States is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware, and whose telephone number is (302) 738-6680.

_______________

THE OFFERING

Issuer	BiondVax Pharmaceutical Ltd.
Securities offered	1,500,000 American Depositary Shares (ADSs), each representing 40 of our ordinary shares.

The ADSs will be evidenced by American depositary receipts to be issued pursuant to the Deposit Agreement dated May 11, 2015 among the Company, the Bank of New York Mellon, as depositary, and all holders and beneficial owners from time to time of the ADSs.

Offering Price	$6.00 per ADS
Option to purchase additional ADSs	We have granted the underwriters an option for a period of 45 days to purchase up to an additional 166,667 ADSs representing 6,666,680 Ordinary Shares.
Ordinary shares outstanding immediately prior to the offering	194,752,919 ordinary shares.
Ordinary shares to be outstanding after the offering	254,752,919 ordinary shares, and 261,419,599 ordinary shares assuming full exercise of option granted to underwriters to purchase additional ADSs.
Use of proceeds

We estimate the net proceeds from this offering, assuming 500,000 ADSs are sold to Nacht, will be approximately $8.520 million (or $9.52 million if the underwriters exercise in full their option to purchase additional ADSs in full), after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We currently expect to use the net proceeds of this offering to fund M-001 clinical trials, build a mid-sized factory in Jerusalem, working capital, operating expenses and other general corporate purposes. See “Use of Proceeds” beginning on page S-7.

Listings

Our ADSs and ADS warrants are currently traded on the NASDAQ Capital Market under the symbols “BVXV” and “BVXVW”, respectively. Our ordinary shares currently trade on the TASE under the symbol “BVXV.” On August 31, 2017, we announced our intention to voluntarily delist our ordinary shares from TASE while maintaining a continued listing of ADSs and ADS warrants on NASDAQ. We expect the delisting process will take place by the end of 2017.

Depositary	The Bank of New York Mellon.
Risk Factors

Investing in our securities involves significant risks. Please read the information contained in or incorporated by reference under the heading “Risk Factors” beginning on page S-6 of this prospectus supplement, and under similar headings in other documents filed after the date hereof and incorporated by reference into this prospectus supplement and the accompanying prospectus.

The number of ordinary shares that will be outstanding immediately after this offering is based on 194,752,919 ordinary shares outstanding as of September 13, 2017, based on the exchange rate reported by the Bank of Israel on September 13, 2017 which is 3.537=$1.00. This number excludes, as of such date:

•         ordinary shares issuable upon the exercise of 13,178,272 options at a weighted average exercise price of NIS 0.75 (or $0.21) per share;

•         ordinary shares issuable upon the exercise of 6,302,000 options (series 5) outstanding at a weighted average exercise price of NIS 1.50 (or $0.42) per share;

•         73,132,880 ordinary shares underlying ADS warrants at an exercise price per ADS of $6.25.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to no exercise of outstanding options or ADS warrants described above, and also assumes no exercise by the underwriters of their option to purchase additional ADSs.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the base prospectus and the documents incorporated herein and therein by reference contain statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•         the initiation, timing, progress and results of our clinical trials;

•         the clinical development, commercialization and market acceptance of our product candidate;

•         estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•         our receipt of regulatory approvals for our product candidate, and the timing of other regulatory filings and approvals;

•         our ability to obtain and maintain ongoing regulatory requirements, even if our product candidate receives marketing approvals;

•         our ability to maintain and expand our intellectual property in connection with our product candidate;

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the specific risks described below and the risk factors and matters set forth in “Item 3.D. Risk Factors” in Part I of our Annual Report on Form 20-F for the fiscal year ended December 31, 2016, which is incorporated by reference herein, together with the other information in this prospectus supplement, the base prospectus, our Annual Report on Form 20-F and the other information and documents incorporated by reference herein, before making an investment decision. See the section of this prospectus supplement entitled “Where You Can Find More Information.” Any of the risks we describe below and in our documents incorporated by reference could cause our business, financial condition or operating results to suffer. The market price of our ordinary shares and ADSs could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Related to this Offering

Management has broad discretion as to the use of proceeds of this offering, and we may not use these proceeds in a manner desired by our shareholders.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as our business evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return.

If you purchase ADSs sold in this offering, you will experience immediate and substantial dilution in the net tangible book value of your ADSs or ordinary shares. In addition, we may issue additional equity securities in the future, which may result in additional dilution to investors.

The price per ADSs being offered may be higher than the net tangible book value per ADSs of our outstanding ADSs and ordinary shares prior to this offering. Assuming that an aggregate of 1,500,000 ADSs are sold at a price of $6.67 per share, the last reported sale price of our ADSs on The NASDAQ Capital Market on September 12, 2017, for aggregate gross proceeds of approximately $10.00 million, and after deducting commissions and estimated offering expenses payable by us, new investors in this offering will incur immediate dilution of $3.20 per ADSs. For a more detailed discussion of the foregoing, see the section entitled “Dilution” below. To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors. In addition, to the extent we need to raise additional capital in the future and we issue additional ADSs or ordinary shares or securities convertible or exchangeable for our ordinary shares or ADSs our then existing shareholders may experience dilution.

If we sign a security agreement in favor of EIB pursuant to the finance contract we will grant EIB priority as a secured creditor over all our assets except those assets connected with our agreement with Yeda.

In June 2017 the Company and EIB entered into a finance contract pursuant to which the Company is entitled to borrow up to 50% of its expected cost for developing its vaccine candidate, up to a total of 20 million euros. The financing provides for three separate tranche funding, each subject to conditions specified therein. According to the finance contract, we must sign a security agreement with EIB prior to receipt of any amounts drawn under the finance contract, that creates a first rank floating charge over all assets of the Company, except for assets and/or intellectual property in connection with our agreement with Yeda. As of the date of this prospectus supplement, we have not drawn down any financing tranche or part thereof and therefore have not finalized and executed a security agreement under the aforementioned terms. However, if the Board determines to utilize the finance contract, any outstanding amounts will be subject to a security interest as noted above in favor of EIB. In the event we default on our loan pursuant to the finance contract or in the event of liquidation of our assets excluding those in connection with our agreement with Yeda, EIB shall have priority over non-secured creditors and you may not receive a repayment of your outstanding debt.

USE OF PROCEEDS

We estimate that the net proceeds from this offering of securities, after deducting the underwriting discounts and commissions and estimated offering expenses, will be approximately $8.520 million (or approximately $9.52 million if the underwriters exercise in full their option to purchase 166,667 ADSs, assuming we sell 500,000 ADSs to Nacht. We intend to use the net proceeds from this offering to fund clinical trials for M-001, build a mid-sized factory in Jerusalem, Israel, and for working capital, operating expenses and other general corporate purposes.

Our management will have broad discretion in the application of these proceeds. The amounts and timing of our actual expenditures will depend on numerous factors, including the amount of cash. Investors will be relying on the judgment of our management regarding the application of these net proceeds.

CAPITALIZATION

The following table presents our capitalization as determined in accordance with IFRS as of June 30, 2017:

•         on an actual basis; and

•         on an as adjusted basis to reflect the sale of  1,500,000 ADSs representing 60,000,0000 ordinary shares at the public offering price of  $6.00 per ADS and the receipt by us of net proceeds of approximately $8.575 million, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us, assuming a sale of 500,000 ADS to Nacht.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.

The data below is based on the June 30, 2017 exchange rate of the NIS to the dollar of 3.496 = $1.00

	As of June 30, 2017
	Actual	As Adjusted
	In thousands, in $
Cash and cash equivalents, and marketable securities	10,469	19,044

Liabilities:
Warrants to purchase ADS’s	5,215	5,215

Shareholders’ equity:
Ordinary shares	— *)	— *)
Share Premium	37,993	46,568
Options	152	152
Accumulated deficit	(32,142)	(32,142)
Total shareholders’ equity	6,003	14,578
Total capitalization	11,218	19,793

____________

*)       The amount is less than 1 USD.

The number of ordinary shares outstanding after this offering is based on 179,595,199 ordinary shares outstanding as of June 30, 2017, based on the exchange rate reported by the Bank of Israel on June 30, 2017, which is 3.496=$1.00, and excludes:

•         ordinary shares issuable upon the exercise of 13,178,272 options at a weighted average exercise price of NIS 0.75 (or $0.21) per share;

•         ordinary shares issuable upon the exercise of 6,302,000 options (series 5) outstanding at a weighted average exercise price of NIS 1.50 (or $0.43) per share; and

•         178,943 ADS warrants, 7,157,720 shares exercised during the period between June 30, 2017 and until September 13, 2017, and 73,132,880 ordinary shares underlying ADS warrants at an exercise price per ADS of $6.25;

•         8,000,000 shares underlying 200,000 ADSs issued under our at-the-market sales agreement with FBR Capital Markets & Co. during the period between June 30, 2017 and until September 13, 2017.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriters of their option to purchase additional ADSs.

DILUTION

If you invest in the ADSs, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the net tangible book value per share after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is tangible assets less total liabilities, by the number of outstanding ordinary shares as represented by ADSs.

Our net tangible book value as June 30, 2017 was $2.5 per ADS. After giving effect to the sale of the ADSs at an offering price of $6.00 per ADS, and after deducting the underwriting discount and estimated offering expenses payable by us, and assuming a sale of 500,000 ADSs to Nacht, our net tangible book value as of June 30, 2017 would have been $3.31 per ADS. This represents an immediate increase in the net tangible book value of $0.81 per ADS to our existing shareholders and an immediate and substantial dilution in net tangible book value of $2.7 per ADS to new investors. The following table illustrates this per share dilution:

Assumed public offering price per ADS	$6.00
Net tangible book value (deficit) per ADS	$2.5
Increase in net tangible book value per ADS attributable to the offering	$0.81

As adjusted net tangible book value per ADS after giving effect to the offering	$3.31

Dilution per share to investors purchasing our ADSs in this offering	$2.7

If the underwriters exercise in full their option to purchase 166,667 additional ADSs at the assumed public offering price of  $6.00 per ADS, the as adjusted net tangible book value after this offering would be approximately $3.37 per ADS, representing an increase in net tangible book value of approximately $0.87 per ADS to existing securityholders and immediate dilution in net tangible book value of approximately $2.63 per ADS to new investors purchasing our ADSs in this offering at the public offering price.

For purposes of the above table, the number of ordinary shares assumed to be outstanding after this offering is based on 179,595,199 ordinary shares outstanding as of June 30, 2017, based on the exchange rate reported by the Bank of Israel on June 30, 2017, which is 3.496=$1.00), and excludes:

•         ordinary shares issuable upon the exercise of 13,178,272 options at a weighted average exercise price of NIS 0.75 (or $0.22) per share;

•         ordinary shares issuable upon the exercise of 6,302,000 options (series 5) outstanding at a weighted average exercise price of NIS 1.50 (or $0.43) per share;

•         178,943 ADS warrants, 7,157,720 shares exercised during the period between June 30, 2017 and until September 13, 2017, and 73,132,880 ordinary shares underlying ADS warrants at an exercise price per ADS of $6.25;

•         8,000,000 shares underlying 200,000 ADSs issued under our at-the-market sales agreement with FBR Capital Markets & Co. during the period between June 30, 2017 and until September 13, 2017.

•         exercise by the underwriters of their option to purchase additional ADSs.

To the extent that outstanding ADS warrants and options are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our securityholders.

PRICE RANGE FOR OUR ADS and ADS WARRANTS

We listed ADSs and ADS warrants on the NASDAQ Capital Market on May 12, 2015, under the symbols “BVXV” and “BVXVW”, respectively. Prior to that date, there was no public trading market for our securities on NASDAQ. Our initial public offering was priced at $5.00 per ADS and $0.01 per ADS warrant on May 11, 2015. Each whole ADS warrant entitles the holder to purchase one ADS at an exercise price of $6.25. The following tables set forth for the periods indicated the high and low sales prices per ADS and ADS warrants as reported on the NASDAQ Capital Market:

BVXV

	High	Low
Annual:
2017 (though September 12, 2017)	$10.75	$3.58
2016	$4.1	$3.25
2015 (from May 12, 2015 and through December 31, 2015)	$5.78	$3.28

Quarterly:
Third Quarter 2017 (though September 12, 2017)	$10.75	$6.51
Second Quarter 2017	$9.25	$6.25
First Quarter 2017	$7.4	$4.89
Fourth Quarter 2016	$3.94	$3.25
Third Quarter 2016	$3.94	$3.31
Second Quarter 2016	$4.1	$3.3
First Quarter 2016	$4.05	$3.4
Fourth Quarter 2015	$4.08	$3.57
Third Quarter 2015	$5.78	$3.28
Second Quarter 2015	$5.75	$3.81

Most recent Six Months:
September 2017 (though September 12, 2017)	$8.60	$6.51
Aug-17	$10	$7.52
Jul-17	$10.75	$7.4
Jun-17	$9.25	$7.10
May-17	$8.69	$6.31
Apr-17	$7.4	$6.25
Mar-17	$6.21	$5.19

BVXVW

	High	Low
Annual:
2017 (though September 12, 2017)	$4.8	$0.37
2016	$71	$0.37
2015 (from May 12, 2015 and through December 31, 2015)	$1.4	$0.61

Quarterly:
Third Quarter 2017 (though September 12, 2017)	$4.8	$1.30
Second Quarter 2017	$2.63	$0.9
First Quarter 2017	$1.6	$0.7
Fourth Quarter 2016	$0.6	$0.37
Third Quarter 2016	$0.7	$0.37
Second Quarter 2016	$0.825	$0.4
First Quarter 2016	$71	$0.4
Fourth Quarter 2015	$0.98	$0.71
Third Quarter 2015	$1.25	$0.7
Second Quarter 2015	$1.4	$0.61

Most recent Six Months:
September 2017 (though September 12, 2017)	$2.35	$1.74
August 2017	$3.65	$2.22
July 2017	$4.8	$1.3
June 2017	$2.63	$1.11
May 2017	$2.5	$0.94
April 2017	$1.6	$0.9
March 2017	$1.45	$0.75

On September 12, 2017, the last reported sale prices of our ADS and the ADS warrants on the Nasdaq Capital Market were $6.67 and $1.80, respectively.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the TASE under the symbol “BNDX” since June 18, 2007 and under the symbol “BVXV” since May 18, 2015. No trading market currently exists for our ordinary shares in the United States. On August 31, 2017 we announced our intention to voluntarily delist our ordinary shares from TASE while maintaining a continued listing of ADSs and ADS warrants on NASDAQ. We expect the delisting process of BiondVax’s ordinary shares from trading on the TASE will take place by the end of 2017.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars.

	NIS Price Per Ordinary Share		U.S. dollar ($) Price Per Ordinary Share(1)
	High	Low	High	Low
Annual:
2017 (though September 12, 2017)	0.947	0.320	0.269	0.090
2016	0.389	0.323	0.110	0.091
2015	0.769	0.33	0.217	0.093
2014	0.796	0.575	0.225	0.163
2013	1.052	0.597	0.297	0.169
2012	1.712	0.736	0.484	0.208

Quarterly:
Third Quarter 2017 (though September 12, 2017)	0.947	0.320	0.268	0.090
Second Quarter 2017	0.78	0.565	0.220	0.160
First Quarter 2017	0.57	0.451	0.161	0.127
Fourth Quarter 2016	0.373	0.323	0.105	0.091
Third Quarter 2016	0.369	0.325	0.104	0.092
Second Quarter 2016	0.389	0.326	0.110	0.092
First Quarter 2016	0.389	0.338	0.110	0.096
Fourth Quarter 2015	0.405	0.351	0.114	0.099
Third Quarter 2015	0.462	0.33	0.131	0.093
Second Quarter 2015	0.728	0.42	0.206	0.119
First Quarter 2015	0.769	0.623	0.217	0.176

Most Recent Six Months
September 2017 (though September 12, 2017)	0.749	0.693	0.213	0.197
August 2017	0.866	0.779	0.246	0.221
July 2017	0.947	0.672	0.269	0.191
June 2017	0.78	0.636	0.222	0.181
May 2017	0.78	0.59	0.222	0.168
April 2017	0.672	0.565	0.191	0.160
March 2017	0.57	0.482	0.162	0.137

____________

(1)      Calculated using the exchange rate reported by the Bank of Israel for September 11, 2017, at the rate of one U.S. dollar per NIS 3.521.

As of September 12, 2017, there were two shareholders of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares, as the shares of most our shareholders who hold ordinary shares that are traded on the TASE are recorded in the name of our Israeli share registrar, Mizrahi Tefahot Bank Registration Company Ltd.

UNDERWRITING

We have entered into an underwriting agreement with the representative of the underwriters set forth in the table below with respect to ADSs being offered hereby. Joseph Gunner & Co., LLC is the representative of the underwriters. We refer to the several underwriters listed in the table below as the “underwriters.”

Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the respective number of ADSs set forth opposite its name below:

Underwriter	Number of ADSs
Joseph Gunner & Co., LLC	1,500,000

Our ADSs and warrants are listed on the Nasdaq Capital Market under the symbols “BVXV” and “BVXVW”, respectively. Our ordinary shares are listed on the TASE under the symbol “BVXV”. The ADSs are expected to be delivered on or about September 18, 2017, against payment in immediately available funds.

The underwriting agreement provides that the obligation of the underwriters to purchase the ADSs offered by this prospectus supplement and the accompanying base prospectus is subject to the approval of certain legal matters by counsel for the representative and to certain other conditions. Each underwriter is obligated, severally and not jointly, to purchase all of the ADSs offered hereby if any such ADSs are purchased.

We have granted the underwriters an option to buy up to an additional 166,667 ADSs from us. The underwriters may exercise this option at any time and from time to time during the 45-day period from the date of this prospectus supplement. If any additional ADSs are purchased, the underwriters will offer the additional ADSs on the same terms as those on which the ADSs are being offered.

The underwriting discounts and commissions are equal to the public offering price per ADS less the amount paid by the underwriters to us per ADS. The underwriters may offer some of the ADSs to other securities dealers at the public offering price per ADS less a concession of $0.1511 per share. The following table shows the per ADS and total underwriting discounts and commissions to be paid to the underwriters in this offering assuming both no exercise and full exercise of their option to purchase additional ADSs:

	Per ADS	No Exercise of Additional ADS Option	Full Exercise of Additional ADS Option
Public offering Price	$6.00	$9,000,000	$10,000,000
Underwriting discounts and commissions(1)	$0.33	$385,000	$385,000

Proceeds, before expenses, to us	$5.67	$8,615,000	$9,520,000

____________

(1)      We have agreed to pay the underwriters a commission of 5.5% of the gross proceeds raised in the offering, excluding ADSs sold to Nacht. This row assumes 500,000 ADSs are sold to Nacht, of which 333,333 are purchased in the base offering and 166,667 are purchased pursuant to the full exercise of the Additional ADS Option. The $0.33 underwriting discounts and commissions per ADS and the $5.67 proceeds per ADS do not reflect the sale of ADSs to Nacht.

In addition, we have agreed to reimburse the representative at closing for all fees and expenses incurred in connection with this offering, up to a maximum aggregate amount of  $40,000. We estimate that expenses payable by us in connection with this offering of our securities, other than the underwriting discounts and commissions, will be approximately $55,000. We have paid a deposit of $10,000 to the representative, which will be applied against the expenses that will be paid by us to the underwriters in connection with this offering.

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that each underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on an underwriter’s websites or our website and any information contained in any other websites maintained by an underwriters or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•         Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•         Over-allotment involves sales by the underwriters of shares in excess of the number of securities the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of ADSs in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

•         Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which it may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

•         Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of our ADSs and Ordinary Shares or preventing or retarding a decline in the market price of the ADSs and Ordinary Shares. As a result, the price of our ADSs and Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Passive market making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our ADSs on The Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Right of First Refusal

Until three (3) months from the offering, the representative shall have an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings on terms customary to the representative. The representative shall have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation. Notwithstanding the foregoing, this provision shall not apply to a private placement to existing investors of the Company.

Fee Tail

Until three (3) months from the offering, the representative shall be entitled to 5.5% of the proceeds from each and every future public and private equity and debt offering, including all equity linked financings, to the extent that such financing or capital is provided to the Company by investors whom the representative had introduced, directly or indirectly, to the Company on or after August 15, 2017.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member

States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

(a)      to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)      to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

(c)      to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

(d)      in any other circumstances falling within Article3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

The securities offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), or ISA, nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

•         to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 15 May 1999 (“Regulation no. 11971”) as amended (“Qualified Investors”);

•         in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

•         made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

•         in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the securities have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor has the Company received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the securities within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to the securities, including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by the Company.

No offer or invitation to subscribe for securities is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal, that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year December 31, 2016 have been so incorporated in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain matters concerning this offering will be passed upon for us by Pearl Cohen Zedek Latzer Baratz, LLP, New York, New York. The validity of the ordinary shares represented by ADSs being offered by this prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Pearl Cohen Zedek Latzer Baratz, Tel Aviv, Israel. Certain matters related to the offering will be passed upon for the underwriters by Sichenzia Ross Ference Kesner LLP, New York, New York.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus supplement, which means that information included in those reports is considered part of this prospectus supplement. Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

1)       Our Annual Report on Form 20-F for the year ended December 31, 2016 filed on April 28, 2017; and

2)       Our current reports on Form 6-K filed May 30, 2017 and August 31, 2017, that include our unaudited financial statements for the period ended March 31, 2017 and June 30, 2017, respectively.

3)       Our current reports on Form 6-K filed on June 14, 2017, June 19, 2017, July 3, 2017, July 20, 2017, August 17, 2017 and August 31, 2017.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

BiondVax Pharmaceuticals Ltd.

14 Einstein St.

Nes Ziona, Israel, 74036

Attention: Chief Financial Officer

Tel.: (+972) (8) 930-2529

e-mail: info@biondvax.com

The information relating to us contained in this prospectus supplement is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended (the “Securities Act”), relating to this offering of securities. This prospectus supplement does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus supplement that is included in the registration statement. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents which were filed after November 13, 2014 on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.biolinerx.com) our quarterly and year-end financial statements as well as other information.

In addition, since our Ordinary Shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israel Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On September 8, 2015, following our shareholders and tradeable options holders approvals, we have transitioned solely to U.S. reporting standards after listing the ADSs and ADSs Warrants on the Nasdaq Capital Market, in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are now submitted to the ISA and the TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We maintain a corporate website at www.biondvax.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•         the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•         the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•         adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•         the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•         the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•         an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

•         the judgment is not subject to any further appeal procedures; and

•         the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

Generally, an Israeli court will not enforce a foreign judgment if the motion for enforcement was filed more than five years after the date of its award in the United States, unless Israel and the United States have agreed otherwise on a different period, or if an Israeli court finds exceptional reasons justifying the delay.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

________________________

PROSPECTUS SUPPLEMENT

________________________

September 13, 2017

PROSPECTUS

$150,000,000

American Depositary Shares Representing Ordinary Shares
Warrants to Purchase American Depositary Shares
Units

We may offer from time to time, in one or more series:

•         American Depositary Shares, or ADSs;

•         warrants to purchase ADSs; and

•         units consisting of two or more of these classes or series of securities.

We may offer these securities in amounts, at prices and on terms determined at the time of offering. The specific plan of distribution for any securities to be offered will be provided in a prospectus supplement. If we use agents, underwriters or dealers to sell these securities, a prospectus supplement will name them and describe their compensation.

The specific terms of any securities to be offered will be described in a supplement to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information,” before you make an investment decision.

Our ADSs and the ADS warrants are currently traded on the NASDAQ Capital Market under the symbol “BVXV” and “BVXVW”, respectively. The last reported closing price of our ADSs and ADS Warrants on the NASDAQ Capital Market on December 9, 2016, was $3.74 and $0.375, respectively.

Our ordinary shares are currently traded on the Tel Aviv Stock Exchange, or the TASE, under the symbol “BVXV.” The last reported closing price of our ordinary shares on the TASE on December 11, 2016, was NIS 0.346, or $0.09, per share (based on the exchange rate reported by the Bank of Israel on December 9, 2016, which was NIS 3.818 = $1.00).

The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates on December 9, 2016, as calculated in accordance with General Instruction I.B.5. of Form F-3, was approximately $11.2 million. We have not issued any securities pursuant to Instruction I.B.5. of Form F-3 during the 12 calendar month period that ends on and includes the date hereof.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the applicable registration statement or the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority, nor any other state or foreign regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is  December 15, 2016

TABLE OF CONTENTS

About this prospectus	1
Where You Can Find More Information	2
Forward-Looking Statements	3
The company	4
Documents incorporated by reference	6
Risk Factors	7
Use of Proceeds	8
Exchange Rate Information	8
Price Range of our ADSs	9
Price Range of our Ordinary Shares	10
Description of Share Capital	11
Description of American Depositary Shares	17
Description of Warrants	24
Description of Units	27
Taxation	28
Plan of Distribution	28
Experts	32
Legal Matters	32
Enforceability of Civil Liabilities	32

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. By using a shelf registration statement, we may sell securities from time to time and in one or more offerings up to a total dollar amount of $150 million as described in this prospectus. Furthermore, in no event will we sell securities with a value exceeding more than one-third of our “public float” (the market value of our ordinary shares and any other equity securities that we may issue in the future that are held by non-affiliates) in any 12-calendar month period. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information”.

You should rely only on the information contained in or incorporated by reference in this prospectus or any related prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context otherwise requires, all references to “BiondVax”, “we”, “us”, “our”, the “Company” and similar designations refer to BiondVax Pharmaceuticals Ltd.

Market data and certain industry data and forecasts used throughout this prospectus were obtained from sources we believe to be reliable, including market research databases, publicly available information, reports of governmental agencies and industry publications and surveys. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act relating to this offering of securities. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the Israeli Securities Authority, or the ISA, as required under Chapter Six of the Israel Securities Law, 1968. Following the Company’s listing of ADSs and ADS warrants on the NASDAQ Capital Market, and following the approval of the shareholders and Tradable Options (Series 3-5) holders of the Company on July 27, 2015, August 16, 2015, and September 7, 2015, the Company transitioned to U.S. reporting standard. Copies of our SEC filings and submissions are submitted to the ISA and the TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (www.maya.tase.co.il).

We maintain a corporate website at www.biondvax.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates”, “believes”, “could”, “estimates”, “expects”, “intends”, “may”, “plans”, “potential”, “predicts”, “projects”, “should”, “will”, “would”, and similar expressions intended to identify forward-looking statements. Forward looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•         the initiation, timing, progress and results of our clinical trials;

•         the clinical development, commercialization and market acceptance of our product candidate;

•         our receipt of regulatory approvals for our product candidate, and the timing of other regulatory filings and approvals;

•         our ability to obtain and maintain ongoing regulatory requirements, even if our product candidate receives marketing approvals;

•         our ability to maintain and expand our intellectual property in connection with our product candidate;

•         estimates of our expenses, future revenues, capital requirements and our needs for additional financing.

THE COMPANY

We are a clinical stage biopharmaceutical company focused on developing and, ultimately, commercializing immunomodulation therapies for infectious diseases. Our current product candidate, a universal influenza vaccine that we refer to as M-001, is a synthetic peptide-based protein targeting both seasonal and pandemic strains of the influenza virus. Unlike existing influenza vaccines, which offer only strain specific seasonal protection or pandemic prevention, M-001 is designed to provide long-lasting protection against multiple existing and future influenza strains. As a result, we believe that M-001 has the potential to become an attractive alternative to existing influenza vaccines.

M-001 is based on research initially conducted at the Weizmann Institute of Science in Israel, or the Weizmann Institute, over a period of approximately 10 years prior to our inception in 2003. In 2003, we acquired from Yeda Research and Development Company Ltd., or Yeda, an affiliate of the Weizmann Institute, an exclusive worldwide license for the development, manufacture, use, marketing, sale, distribution and importation of products based, directly or indirectly, on patents and patent applications filed pursuant to the invention titled “Peptide Based Vaccine for Influenza”, developed on the basis of the research conducted by Professor Ruth Arnon and her team at the Weizmann Institute. Since 2003, we have continued the research and development of M-001 under the supervision of our Chief Scientific Officer, Dr. Tamar Ben-Yedidia and, at present, we own or license five families of patents filed in a large number of jurisdictions, the latest of which is expected to be in force until 2035.

According to a report by the U.S. Department of Health and Human Services, Centers for Disease Control and Prevention, or the CDC, annual seasonal influenza vaccines in the U.S. were found to be effective in preventing the onset of the influenza virus in between 8% and 48% of healthy adults during the influenza seasons from 2004 to 2008 (depending on the particular season and the statistical significance of the sample). In addition, studies conducted by universities and hospitals in cooperation with the CDC from 2004 and until recently measured the effectiveness of the influenza vaccine at preventing outpatient medical visits due to laboratory-confirmed influenza. These studies estimated the adjusted influenza vaccine effectiveness to be between 10% during the 2004/2005 season and 60% during the 2010/2011 season, and only 19% effective during the 2014/2015 season. Most existing influenza vaccines are formulated based on weakened or dead strains of the influenza virus that are predicted to be the most common during the then upcoming influenza season or that are predicted to be most likely to cause a pandemic outbreak in the then upcoming influenza season. Furthermore, as seasonal and pandemic influenza vaccines are strain-specific, most existing vaccines only target those specific strains and do not cope with the ever-changing nature of the influenza virus. In addition, according to the Biomedical and Advanced Research and Development Authority of the United States Department of Health, or BARDA, which is responsible for the advanced development and procurement of medical countermeasures for pandemic influenza in the United States, the production cycle of existing influenza vaccines is long (approximately 6 months), considerably limiting the ability to timely immunize the non-affected population in case of a pandemic outbreak.

M-001 is comprised of nine peptides that activate the entire immune system (including both a humoral reaction, an immune reaction causing the body to create antibodies against a pathogen or parts thereof, and a cellular immune reaction, an immune reaction causing the body to kill or assist in killing pathogens), to prevent the spread of the influenza disease within the body and shorten the duration of the illness. The selected peptides are from the HA, NP and M1 proteins of both influenza Type A and Type B virus, and each peptide comprises up to 22 amino-acids. These peptides are common in the vast majority of influenza virus strains and are combined into a single protein used in M-001.

M-001 is intended to be intramuscularly injected into the body. Once administered, M-001 is designed to be recognized by white blood cells in the body, causing both humoral and cellular immune reactions. This process is expected to result in the creation of new memory cells which, upon influenza infection, secrete antibodies to fight the influenza virus.

We intend to seek regulatory approvals to market M-001 for the following three indications: (i) as a standalone universal vaccine suitable to be administered to the general population to provide protection against seasonal and pandemic strains of influenza, that we refer to as the Universal Standalone Indication; (ii) as a seasonal influenza vaccine, or primer, to be administered to patients over the age of 65 with additional age-related medical conditions, or elderly with co-morbidities, in combination with the existing seasonal vaccine to provide additional protection against seasonal influenza virus strains, that we refer to as the Universal Seasonal Primer for Elderly Indication;

and (iii) as a pre-pandemic influenza vaccine, or primer, suitable to be administered to the general population in combination with the existing pandemic vaccine, to provide additional protection against pandemic strains of the influenza virus, that we refer to as the Universal Pandemic Primer Indication.

To date, we have completed two Phase 1/2 clinical trials and three Phase 2 clinical trials conducted in Israel pursuant to clinical trial protocols approved by the Israeli Ministry of Health. These clinical trials were designed for adults between the ages of 18 and 49 and 55 to 75, and included an aggregate of 479 participants. Because our product candidate is a vaccine, we conducted our Phase 1/2 clinical trials on healthy participants to test both safety of M-001 as our primary endpoint and the immunogenicity of M-001 as our secondary endpoint. Results from our Phase 1/2 and Phase 2 clinical trials indicated that M-001 was well tolerated and safe across all treatment groups within the trial population and that M-001 was effective in causing an immune reaction in clinical trial participants administered with M-001.

In June 2015 we received preliminary results from our Phase 2 clinical trial in Israel, which we refer to as BVX-006, indicating M-001 was safe, well tolerated and induced humoral immune responses, successfully meeting the primary safety and secondary immunogenicity endpoints. In addition, in September 2015 we initiated our BVX-007 clinical trial in Europe as part of our membership in the UNISEC Consortium following the receipt of a regulatory clearance from the relevant Hungarian Regulatory Authority. The UNISEC Consortium is a consortium of three University partners, five National Health Institutes and other companies and organizations to work on promising recently developed concepts for a universal influenza vaccine. BVX-007 includes the administration of the H5N1 vaccine following the administration of M-001 to our clinical trial participants. We entered into an agreement with a supplier for the supply of H5N1 vaccine approved by the relevant regulatory authority for the purpose of performing BVX-007. On September 21, 2016, we announced that the last participant in this clinical trial completed his final visit, and on November 29, 2016, we announced positive preliminary safety results. Although no regulatory authority has requested or instructed that we perform these or any other additional preclinical or clinical trials, we elected to conduct additional Phase 2 clinical trials at this time (rather than proceed directly to filing an IND application for Phase 3 clinical trials) in order to further expand our data to provide greater support for any Phase 3 clinical trial of M-001 we may conduct in the future.

In June 2015, the FDA accepted our newly submitted IND application, and we were informed by our regulatory advisors that the “study may proceed”. We have submitted this IND in order to comply with Biomedical Advanced Research and Development Authority, or BARDA, for a grant application we had previously submitted to BARDA. Following such IND acceptance, we intend to participate in a Phase 2 clinical trial to be held in the U.S. by the National Institute of Allergy and Infectious Diseases, or NIAID. The purpose of the planned clinical trial is to assess the ability of M-001 in humans to serve as a pandemic primer to the H7N9 avian pandemic vaccine, and we expect NIAID will launch this clinical trial during 2016-2017.

We intend, following the receipt of all requisite regulatory approvals, to conduct Phase 3 clinical trials in the U.S., either with one or more future collaborators, or, subject to available funds, on our own, in support of FDA approval to market M-001 in the U.S. While all of our preclinical and clinical trials to date have been conducted outside the United States, considering the FDA’s review and comments to this IND application, we believe that the FDA will consider the results of our completed preclinical and clinical trials in reviewing any future IND application. We expect that phase 3 clinical trials will be planned for the 2017/2018 timeframe.

We do not currently have sufficient financial resources to conduct Phase 3 clinical trials of M-001 on our own. Subject to the completion of our current and planned Phase 2 clinical trials and the approval of an IND application for Phase 3 clinical trials, we intend to seek to establish collaborations with large multinational pharmaceutical companies and/or national health authorities to finance Phase 3 clinical trials of M-001. However, to the extent that we have sufficient capital to do so (whether through sales of debt or equity securities or otherwise), we may seek to conduct Phase 3 clinical trials of M-001 for some or all of our indications without such collaborations.

We were incorporated under the laws of the state of Israel in 2003 as a privately held company. In February 2007, we completed an initial public offering of our ordinary shares on TASE and in May 2015 we completed an initial public offering of our ADSs and ADS warrants on the NASDAQ Capital Market. Our principal executive offices are located at 14 Einstein Street, Nes Ziona, Israel, 74036, and our telephone number is (+972) (8) 930-2529. Our agent for service of process in the United States is Puglisi & Associates, whose address is 850 Library Avenue, Suite 204, Newark, Delaware, and whose telephone number is (302) 738-6680.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date that we file this registration statement will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

(1)      Our Annual Report on Form 20-F for the year ended December 31, 2015 filed on April 27, 2016; and

(2)      Our current reports on Form 6-K filed May 31, 2016, August 18, 2016 and November 28, 2016, that include our unaudited financial statements for the period ended March 31, 2016, unaudited financial statements for the period ended June 30, 2016 and unaudited financial statements for the period ended September 30, 2016, respectively.

(3)      Our current reports on Form 6-K filed on August 18, 2016, September 1, 2016, September 8, 2016, September 12, 2016, September 20, 2016, September 29, 2016 and October 11, 2016, that include our annual general shareholders meeting proxy statement and proxy card, as amended, position notice from our shareholders and response of our board of directors to this position notice and results of this general shareholders meeting.

(4)      Our current reports on Form 6-K filed on September 9, 2016, October 11, 2016 and November 29, 2016.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

Biondvax Pharmaceuticals Ltd.

14 Einstein Street

Nes Ziona, Israel 74036

(+972) (8) 930-2529

(+972) (8) 930-2531 (facsimile)

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

RISK FACTORS

Investing in our securities involves significant risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and under Item 3.D. — “Risk Factors” in our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks so described are not the only risks facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. The discussion of risks includes or refers to forward-looking statements; you should read the explanation of the qualifications and limitations on such forward-looking statements discussed elsewhere in this prospectus.

USE OF PROCEEDS

We intend to use the proceeds from the sale of securities for working capital, operating expenses and other general corporate purposes, unless otherwise indicated in an accompanying prospectus supplement.

EXCHANGE RATE INFORMATION

From the Company’s inception through the date of this prospectus, our functional and presentation currency was the New Israeli Shekel, or NIS. Our foreign currency exposures give rise to market risk associated with exchange rate movements of the NIS, our functional and reporting currency, mainly against the U.S. dollar and the Euro.

To date, we entered into currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

The following table sets forth information regarding the exchange rates of NIS per U.S. dollars for the periods indicated. Average rates are calculated by using the daily representative rates as reported by the Bank of Israel on the last day of each month during the periods presented.

	NIS per U.S. $
Year Ended December 31,	High	Low	Average	Period End
2015	4.0530	3.7610	3.8869	3.9020
2014	3.9940	3.4020	3.5774	3.8890
2013	3.7910	3.4710	3.6094	3.4710
2012	4.0840	3.7000	3.8580	3.7330
2011	3.8210	3.3630	3.5791	3.8210

	NIS per U.S. $
Month Ended	High	Low	Average	Period End
November 30, 2016	3.876	3.799	3.843	3.839
October 31, 2016	3.856	3.778	3.822	3.849
September 30, 2016	3.786	3.746	3.766	3.758
August 31, 2016	3.829	3.754	3.795	3.786
July 31, 2016	3.900	3.818	3.857	3.846
June 30, 2016	3.900	3.818	3.857	3.846

PRICE RANGE OF OUR ADSs AND ADS WARRANTS

Our ADSs and ADS warrants are listed on the NASDAQ Capital Market under the symbol “BVXV” and “BVXVW”, respectively, since May 12, 2015.

The following tables set forth for the periods indicated the high and low sales prices per ADS and ADS warrants as reported on the NASDAQ Capital Market:

BVXV
Month Ended	High	Low
Annual:
2015	$5.39	$3.39
Quarterly:
Third Quarter 2016	$3.94	$3.31
Second Quarter 2016	$4.02	$3.30
First Quarter 2016	$4.05	$3.57
Fourth Quarter 2015	$4.08	$3.39
Third Quarter 2015	$4.69	$3.99
Second Quarter 2015 (from May 12, 2015)	$5.39	$3.49
Most Recent Six Months:
November 2016	$3.90	$3.25
October 2016	$3.94	$3.66
September 2016	$3.94	$3.60
August 2016	$3.88	$3.31
July 2016	$3.67	$3.31
June 2016	$3.90	$3.30

BVXVW
Month Ended	High	Low
Annual:
2015	$1.37	$0.71
Quarterly:
Third Quarter 2016	$0.70	$0.37
Second Quarter 2016	$0.80	$0.40
First Quarter 2016	$0.99	$0.40
Fourth Quarter 2015	$0.98	$0.71
Third Quarter 2015	$0.99	$0.70
Second Quarter 2015 (from May 12, 2015)	$1.37	$0.96
Most Recent Six Months:
November 2016	$0.47	$0.37
October 2016	$0.60	$0.38
September 2016	$0.70	$0.41
August 2016	$0.50	$0.37
July 2016	$0.60	$0.40
June 2016	$0.60	$0.60

On December 9, 2016, the last reported sale price of our ADS and the ADS warrants on the NASDAQ Capital Market was $3.74 and $0.375, respectively.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the TASE under the symbol “BNDX” since June 18, 2007 and under the symbol “BVXV” since May 18, 2015. No trading market currently exists for our ordinary shares in the United States.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and convenient translation to U.S. dollars.

	NIS		U.S. dollar ($)
	Price Per Ordinary Share		Price Per Ordinary Share(1)
	High	Low	High	Low
Annual:
2015	0.769	0.330	0.205	0.088
2014	0.796	0.575	0.212	0.153
2013	1.052	0.597	0.280	0.159
2012	1.712	0.736	0.456	0.196
2011	3.139	1.37	0.835	0.365
2010	4.005	2.026	1.066	0.539
2009	7.700	0.280	2.049	0.075
Quarterly:
Third Quarter 2016	0.369	0.325	0.098	0.086
Second Quarter 2016	0.389	0.326	0.104	0.087
First Quarter 2016	0.389	0.338	0.104	0.090
Fourth Quarter 2015	0.405	0.351	0.108	0.093
Third Quarter 2015	0.462	0.330	0.123	0.088
Second Quarter 2015	0.728	0.420	0.194	0.112
First Quarter 2015	0.769	0.623	0.205	0.166
Fourth Quarter 2014	0.759	0.595	0.202	0.158
Third Quarter 2014	0.788	0.594	0.210	0.158
Second Quarter 2014	0.790	0.690	0.210	0.184
First Quarter 2014	0.796	0.575	0.212	0.153
Fourth Quarter 2013	0.817	0.601	0.217	0.160
Third Quarter 2013	0.822	0.638	0.219	0.170
Second Quarter 2013	0.751	0.597	0.200	0.159
First Quarter 2013	1.052	0.668	0.280	0.178
Fourth Quarter 2012	1.225	0.794	0.326	0.211
Third Quarter 2012	0.944	0.736	0.251	0.196
Most Recent Six Months:
November 2016	0.367	0.329	0.098	0.088
October 2016	0.373	0.362	0.099	0.096
September 2016	0.366	0.351	0.097	0.093
August 2016	0.369	0.325	0.098	0.086
July 2016	0.343	0.327	0.091	0.087
June 2016	0.361	0.326	0.096	0.087

____________

(1)     Calculated using the exchange rate reported by the Bank of Israel for September 30, 2016, at the rate of one U.S. dollar per NIS 3.758

On December 11, 2016, the last reported sale price of our ordinary shares on the TASE was NIS 0.346 per share, or $0.09 per share (based on the exchange rate reported by the Bank of Israel for such date). On December 9, 2016, the exchange rate of the NIS to the dollar was $1.00= NIS 3.818 as reported by the Bank of Israel. As of December 12, 2016, there were two shareholders of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our Articles of Association are summarized and do not purport to be complete.

Ordinary Shares

As of December 12, 2016, our authorized share capital consists of 391,000,000 ordinary shares, par value NIS 0.0000001 per share. As of December 12, 2016, there are 135,097,367 ordinary shares issued and outstanding (including those represented by ADSs). All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares for a period of one year following its registration, after which it is permitted to issue preferred shares (which shall bear a dividend preference and shall not have any voting rights), and all outstanding shares must be validly issued and fully paid.

Tradable Options

As of December 12, 2016, we had the following tradeable options outstanding (the dollar exercise prices are based on the exchange rate reported by the Bank of Israel on December 9, 2016, which is NIS 3.818=$1.00):

•         series 4 options to purchase up to 5,685,000 ordinary shares at an exercise price of NIS 1.50 (or $0.39) per share. These options shall expire on February 28, 2017.

•         series 5 options to purchase up to 6,302,000 ordinary shares at an exercise price of NIS 1.50 (or $0.39) per share. These options shall expire on October 30, 2017.

Options

We maintained the 2005 Plan, which was adopted by our board of directors in July 2005 and expired in July 2015. To date, an aggregate amount of 15,282,503 options to purchase 15,282,503 ordinary shares were granted. Of such outstanding options, options to purchase 5,568,501ordinary shares were vested as of December 8, 2016 with a weighted average exercise price of NIS 0.76 ($0.20) per share, and will expire 10 years from the date of grant, during the years 2016 – 2025. The 2005 Plan has expired. As of the date of this prospectus, we did not adopt a new option plan.

Articles of Association

The following are summaries of material provisions of our articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Registration Number, Purposes and Objects of the Company

Our number with the Israeli Register of Companies is 513436105. Our purpose is set forth in Section 4 of our articles of association and includes every lawful purpose in the field of Bio-Technology.

Voting Rights

Holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote of shareholders at a shareholder meeting. Shareholders may vote at shareholder meetings either in person, by proxy or by written ballot. Israeli law does not allow public companies to adopt shareholder resolutions by means of written consent in lieu of a shareholder meeting. The board of directors shall determine and provide a record date for each shareholders meeting and all shareholders at such record date may vote. Unless stipulated differently in the Companies Law or in the articles of association, all shareholders’ resolutions shall be approved by a simple majority vote. Except as otherwise disclosed herein, an amendment to our articles of association requires the prior approval of the holders of at least 75% of our shares, represented and voting at a general meeting. Generally, a resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or Israeli law, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

The Powers of the Directors, Election of Directors

Our board of directors shall direct the Company’s policy and shall supervise the performance of the Company’s Chief Executive Officer. Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Under our articles of association, our board of directors must consist of at least three and not more than nine directors, including at least two external directors required to be appointed under the Israeli Companies Law, 1999. Our board of directors currently consists of nine members, including our non-executive Chairman of the board of directors. Other than our two external directors, for whom special election requirements apply under the Israeli Companies Law, as detailed below, our directors may be divided into three classes with staggered three-year terms. Class I, Class II and Class III shall each consist of two or three directors, constituting our entire board of directors (other than the external directors). On February 12, 2015, our annual general shareholders meeting approved the staggering and extension the term of our board members in accordance with the Company’s articles of association and divided the members of our board of directors among the three classes, so that the term of office of only one class of directors will expire in each upcoming annual shareholders meeting. From the date of such annual general meeting during which we divide the members of our board of directors among the three classes, each year the term of office of only one class of directors will expire, commencing with term of office of the Class III directors which will expire one year after such annual general meeting, followed by the term of office of the Class II directors and by the term of office of the Class I directors which will expire two years and three years after such annual general meeting, respectively. Thereafter, at each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Each director will hold office until the annual general meeting of our shareholders for the year in which his or her term expires, unless they are removed by a vote of 75% of the voting power of our board of directors and a vote of 75% of the voting power of our shareholders at a general meeting of our shareholders, or upon the occurrence of certain events, in accordance with the Israeli Companies Law and our articles of association.

In addition, our Articles of Association allow our Board of Directors to appoint directors to fill vacancies on the Board of Directors to serve until the next general meeting. External directors are elected for an initial term or three years and may be removed from office pursuant to the terms of the Israeli Companies Law.

Amendment of share capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our board of directors and court approval.

Dividends

Under Israeli law, we may declare and pay dividends only if, upon the determination of our board of directors, there is no reasonable concern that the distribution will prevent us from being able to meet the terms of our existing and foreseeable obligations as they become due. Under the Companies Law, the distribution amount is further limited to the greater of retained earnings or earnings generated over the two most recent years legally available for distribution according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of distribution. In the event that we do not have retained earnings or earnings generated over the two most recent years legally available for distribution, we may seek the approval of the court in order to distribute a dividend. The court may approve our request if it is determines that there is no reasonable concern that the payment of a dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and in any event no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our articles of association provide that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one quarter of the directors then in office; or (ii) one or more shareholders holding, in the aggregate either (a) 5% of our issued share capital and 1% of our outstanding voting power, or (b) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors. Furthermore, the Companies Law and our articles of association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•         amendments to our articles of association;

•         appointment or termination of our auditors;

•         appointment of directors and appointment and dismissal of external directors;

•         approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

•         approval of compensation policy for directors and office holders

•         director compensation, indemnification and change of the principal executive officer;

•         increases or reductions of our authorized share capital;

•         a merger;

•         the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management; and

•         authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

The quorum required for our general meetings of shareholders consists of one or more shareholders present in person, by proxy or by other voting instrument in accordance with the Companies Law who hold or represent, in the aggregate, at least 10% of the total outstanding voting rights, within half an hour from the appointed time.

A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Resolutions

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law or by another provision of the articles of association.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

•         an appointment or removal of directors;

•         an approval of transactions with office holders or interested or related parties, that require shareholder approval;

•         an approval of a merger;

•         authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority;

•         any other matter that is determined in the articles of association to be voted on by way of a written ballot. Our articles of association do not stipulate any additional matters; and

•         other matters which may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote.

On June 17, 2015, the Israeli Securities Authority, or ISA, launched an electronic voting system and, as of this date, shareholders may vote in a meeting or in a class meeting by using this electronic voting system (in addition to other existing methods of voting).

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers and approval of certain interested or related party transactions. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under such company’s articles of association, can appoint or prevent the appointment of an office holder or other power towards the company, is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association, financial statements and any document it is required by law to file publicly with the Israeli Companies Registrar and the ISA. Any of our shareholders may request to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender or not, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights, so long as prior to the acceptance of the full tender offer, the acquirer and the company disclosed the information required by law in connection with the full tender offer. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 50% or more of the voting rights in the company, if there is no other shareholder of the company who holds 50% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least 35 days’ prior notice.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and 30 days have passed from the date the merger was approved by the shareholders of each party.

Antitakeover Measures

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our articles of association which requires the prior approval of the holders of at least 75% of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, registered and delivered American Depositary Shares, also referred to as ADSs. Each ADS represents forty (40) ordinary shares (or a right to receive forty (40) ordinary shares) deposited with the principal Tel Aviv office of either of Bank Leumi or Bank Hapoalim, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs are administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having ADSs registered in your name in the Direct Registration System, or DRS, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The DRS is a system administered by The Depository Trust Company, or DTC, under which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, the depositary will deduct any withholding taxes, or other required governmental charges. The depositary will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It may sell ordinary shares which would require it to deliver a fraction of an ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on your behalf. The depositary will then deposit the ordinary shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by ordinary shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives reasonably satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting sufficiently in advance to withdraw the shares.

The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, subject to the laws of Israel and of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed or as described in the following sentence. If we ask the depositary to solicit your instructions at least 30 days before the meeting date but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless we notify the depositary that:

•         we do not wish to receive a discretionary proxy;

•         there is substantial shareholder opposition to the particular question; or

•         the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing ordinary shares or ADS holders must pay:	For:
$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse and/or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your American Depositary Shares to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our shares • Reclassify, split up or consolidate any of the deposited securities	The cash, ordinary shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.
• Distribute securities on the ordinary shares that are not distributed to you • Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action	The depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed from the date on which the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•         are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•         are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•         are not liable if we or it exercise discretion permitted under the deposit agreement;

•         are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•         have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•         are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•         may rely upon any documents we believe or it believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•         payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•         satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•         compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•         when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books;

(ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•         when you owe money to pay fees, taxes and similar charges; or

•         when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to

ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that DRS and the Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs, which ownership will be confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of our ADSs. We may issue warrants independently of or together with ordinary shares (including ordinary shares represented by ADSs) offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, ordinary shares (including ordinary shares represented by ADSs). Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•         the offering price;

•         the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•         the number of warrants being offered;

•         the date, if any, after which the warrants and the underlying securities will be transferable separately;

•         the date on which the right to exercise the warrants will commence, and the date on which the right will expire (the “Expiration Date”);

•         the number of warrants outstanding, if any;

•         any material Israeli and/or U.S. federal income tax consequences;

•         the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•         any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for US dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase ordinary shares will not have any rights of holders of ordinary shares, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Certain Risk Considerations

Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying ordinary shares or debt securities and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable. Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset which, other factors held constant, tends to decline in value over time and which may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is

“out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

•         the trading price of the warrants;

•         the price of the underlying securities at that time;

•         the time remaining to expiration; and

•         any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a United States national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations, and as such will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

Outstanding warrants

As of December 12, 2016, there were 2,038,000 ADS warrants issued to public investors in our initial public offering and 95,500 ADS warrants issued to the representative of the underwriters in connection with our initial public offering in May 2015, both pursuant to a prospectus dated May 13, 2015. The ADS warrants were exercisable at an exercise price of $6.25 per ADS, subject to adjustments as described in item 12D of our Annual Report on Form 20-F filed on April 27, 2016.

DESCRIPTION OF UNITS

We may issue securities in units, a combination of ADSs and warrants to purchase our ADS. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including as applicable:

•         the date, if any, on and after which the units may be transferable separately;

•         whether we will apply to have the units traded on a securities exchange or securities quotation system;

•         any material Israeli and/or U.S. federal income tax consequences; and

•         how, for Israeli and/or U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus in one or more of the following ways (or in any combination) from time to time:

•         to or through one or more underwriters or dealers;

•         in short or long transactions;

•         directly to investors; or

•         through agents.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•         in privately negotiated transactions;

•         in one or more transactions at a fixed price or prices, which may be changed from time to time;

•         in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•         at prices related to those prevailing market prices; or

•         at negotiated prices.

As applicable, we and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:

•         the names of any underwriters, dealers or agents;

•         any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•         any discounts or concessions allowed or reallowed or paid to dealers;

•         details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•         the purchase price of the securities being offered and the proceeds we will receive from the sale;

•         the public offering price; and

•         the securities exchanges on which such securities may be listed, if any.

Underwriters, Agents and Dealers

If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with which we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our shareholders. We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market

It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

EXPENSES

We are paying all of the expenses of the registration of our securities under the Securities Act, including, to the extent applicable, registration and filing fees, printing and duplication expenses, administrative expenses, accounting fees and the legal fees of our counsel. We estimate these expenses to be approximately $110,000 which at the present time include the following categories of expenses:

SEC registration fee	$17,385
Legal fees and expenses	$29,250
Accounting fees and expenses	$15,000
Miscellaneous expenses	$48,500
Total	$110,135

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year December 31, 2015 have been so incorporated in reliance on the report of Kost Forer Gabbay & Kasierer, a member of Ernst& Young Global, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Pearl Cohen Zedek Latzer Baratz, Tel Aviv, has passed upon certain legal matters regarding the securities offered hereby under Israeli Law, and Pearl Cohen Zedek Latzer Baratz, LLP, New York, has passed upon certain legal matters regarding the securities offered hereby under U.S. law.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the state of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Pearl Cohen Zedek Latzer Baratz, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•         the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•         the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•         adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•         the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•         the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•         an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

•         the judgment is not subject to any further appeal procedures; and

•         the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

Generally, an Israeli court will not enforce a foreign judgment if the motion for enforcement was filed more than five years after the date of its award in the United States, unless Israel and the United States have agreed otherwise on a different period, or if an Israeli court finds exceptional reasons justifying the delay.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

December 15, 2016